UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2015

W. P. CAREY INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13779	45-4549771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 15, 2015, W. P. Carey Inc. (“W. P .Carey”), pursuant to the terms of the Second Amended and Restated Credit Agreement, dated as of January 31, 2014 (as amended, the “Credit Agreement”), by and among W. P. Carey, as Borrower, certain Subsidiaries of W. P. Carey identified therein, from time to time as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, increased the Revolving Credit Commitments (each as defined in the Credit Agreement) by $500,000,000, to $1,500,000,000 (the “Commitment Increase”). The Commitment Increase was provided by existing Lenders under the Credit Agreement.

In connection with the Commitment Increase, on January 15, 2015, W. P. Carey entered into a Third Amendment (the “Amendment”) to the Credit Agreement.  The Amendment (i) increases the Alternative Currency Sublimit (as defined in the Credit Agreement) under the Credit Agreement to $750,000,000, and (ii) permits W. P. Carey to increase the aggregate commitments under the Credit Agreement by an additional $500,000,000 in the future at W. P. Carey’s election.  Such increase may be allocated as an increase to the Revolving Loan Facility, the Term Facility, or if the Term Facility has been terminated, an add-on term loan, in each case subject to the conditions to increase provided in the Credit Agreement (each as defined in the Credit Agreement).  No Lenders have provided commitments in respect of any such future increase.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Third Amendment dated as of January 15, 2015, to the Second Amended and Restated Credit Agreement, dated as January 31, 2014, by and among W. P. Carey, as Borrower, certain Subsidiaries of W. P. Carey identified therein, from time to time as Guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: January 20, 2015	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer